EXHIBIT 10.1

SIXTH AMENDMENT TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT (the “Amendment”), dated June 29, 2011, is entered into by and among CHRISTOPHER & BANKS, INC. and CHRISTOPHER & BANKS COMPANY, each a Minnesota corporation, CHRISTOPHER & BANKS CORPORATION, a Delaware corporation (jointly and severally, the “Borrower,” and each a “Borrower” as the context requires), and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”), acting through its Wells Fargo Business Credit operating division.

RECITALS

A.                                   Christopher & Banks, Inc., Christopher & Banks Company and the Lender are parties to that certain Amended and Restated Credit and Security Agreement dated November 4, 2005, as amended by that certain First Amendment to Amended and Restated Credit and Security Agreement dated as of August 28, 2007, as amended by that certain Second Amended and Restated Credit and Security Agreement dated May 23, 2008, as amended by that certain Third Amendment to Amended and Restated Credit and Security Agreement dated as of October 8, 2008, as amended by that certain Fourth Amendment to Amended and Restated Credit and Security Agreement dated as of December 1, 2009, and as amended by that certain Fifth Amendment to Amended and Restated Credit and Security Agreement dated as of March 2, 2011 (as amended from time to time, the “Credit Agreement”). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

B.                                     Such Borrowers have requested that certain amendments be made to the Credit Agreement, including without limitation, the extension of the Maturity Date.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                       Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

“Borrowing Base” means at any time the lesser of:

(a)                                  The Maximum Line Amount; or

(b)                                 Subject to change from time to time in the Lender’s sole discretion with prior written or telefacsimile notice to the Borrower, the sum of

(i)                                     the lesser of (A) 90% of the Net Orderly Liquidation Value of Eligible Inventory, and (B) either (1) between June 1 and August 31 in any year, 80% of Eligible Inventory, or (2) at all other times, 70% of Eligible Inventory; plus

(ii)                                  50% of Eligible In-Transit Inventory; less

(iii)                               Obligations that the Borrower owes to the Lender that have not yet been advanced on the Revolving Note, and the dollar amount that the Lender in its discretion believes is a reasonable determination of the Borrower’s credit exposure with respect to Wells Fargo Affiliate Obligations.

“Daily Three Month LIBOR” means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a three (3) month period. When interest is determined in relation to Daily Three Month LIBOR, each change in the interest rate shall become effective each Business Day that Wells Fargo determines that Daily Three Month LIBOR has changed.

“Floating Rate” means an annual interest rate equal to the sum of the Daily Three Month LIBOR plus two percent (2.00%), which interest rate shall change whenever the Daily Three Month LIBOR changes.

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

(i)                                     “Base LIBOR” means the rate per annum for United States dollar deposits quoted by the Lender as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by the Lender for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of an interest period for delivery of funds on said date for a period of time approximately equal to the number of days in such interest period and in an amount approximately equal to the principal amount to which such interest period applies.  The Borrower understands and agrees that the Lender may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as the Lender in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(ii)                                  “LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by the Lender for expected changes in such reserve percentage during the applicable interest period.

“Maturity Date” means June 30, 2014.

“Net Orderly Liquidation Value” means an appraisal by a professional appraiser as to the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually six to nine months), under the economic trends existing at the time of the appraisal.

2.                                       Collateral Exam Fees.  Section 2.6(h) is hereby added to the Credit Agreement as follows:

(h)                                 Collateral Exam Fees.  Borrower shall pay Lender fees in connection with any collateral exams, audits or inspections conducted by or on behalf of the Lender at the current rates established from time to time by the Lender as its collateral exam fees (which fees are currently $125.00 per hour per collateral examiner), together with actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection.  Notwithstanding the foregoing, provided that (i) no Default or Event of Default has occurred and is continuing, (ii) the sum of (A) the outstanding principal balance of the Revolving Note, plus (B) the P-Card Advance Limit, plus (C) the L/C Amount is less than or equal to $10,000,000, and (iii) the sum of the Borrower’s cash and cash equivalents, plus Availability is greater than or equal to $70,000,000, Wells Fargo will only charge Company for one collateral examination during each fiscal year of the Borrower.  Borrower acknowledges and agrees that Lender may, at its discretion, conduct more frequent collateral examinations at Lender’s expense even if the Borrower is in compliance with the conditions set forth in (i), (ii) and (iii) in the preceding sentence.

3.                                       Plans.  Section 5.12 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

Section 5.12                            Plans.  Except as set forth on Schedule 5.12, attached hereto, neither the Borrower nor any ERISA Affiliate (i) maintains or has maintained any Pension Plan, (ii) contributes or has contributed to any Multiemployer Plan or (iii) provides or has provided post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC or applicable state law).  Neither the Borrower nor any ERISA Affiliate has received any notice or has any knowledge to the effect that it is not in full compliance with any of the requirements of ERISA, the IRC or applicable state law with respect to any Plan.  No Reportable Event exists in connection with any Pension Plan.  Each Plan that is intended to qualify under the IRC is so qualified, and no fact or circumstance exists which may have an adverse effect on the Plan’s tax-qualified status.  Neither the Borrower nor any ERISA Affiliate has (i) any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (ii) any liability under Section 4201 or 4243 of ERISA for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan or (iii) any liability or knowledge of any facts or circumstances which could result in any liability to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

4.                                       Appraisals.  Section 6.8(c) of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

(c)                                  The Lender may obtain an appraisal of Inventory by an appraiser acceptable to Lender in its sole discretion (i) at Borrower’s expense, after the occurrence or during the continuance of a Default or Event of Default; and (ii) at Lender’s expense, at any time (whether or not a Default or Event of Default has occurred or is continuing).

5.                                       Schedules.  Schedule 5.12 attached to this Amendment is hereby added to the Credit Agreement as Schedule 5.12.

6.                                       No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

7.                                       Conditions Precedent. This Amendment shall be effective when the Lender shall have received an executed original hereof together with Lender’s receipt of such other documents and agreements as contemplated by this Amendment or as the Lender may reasonably request.

8.                                       Representations and Warranties. The Borrower hereby represents and warrants to the Lender as follows:

(a)                                  The Borrower has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by the Borrower and constitute the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by the Borrower of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)                                  After giving effect to this Amendment, all of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

9.                                       References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

10.                                 No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or a waiver of any breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

11.                                 Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

12.                                 Costs and Expenses. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

13.                                 Miscellaneous. This Amendment may be executed in any number of counterparts and by facsimile or e-mail transmission, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

LENDER:		BORROWER:

WELLS FARGO BANK,		CHRISTOPHER & BANKS, INC.
NATIONAL ASSOCIATION

By	/s/ Kerri L. Otto	By:	/s/ Michael J. Lyftogt
Kerri L. Otto		Name: Michael J. Lyftogt
Its Vice President		Its: SVP & CFO

CHRISTOPHER & BANKS COMPANY

		By:	/s/ Michael J. Lyftogt
Name: Michael J. Lyftogt
Its: SVP & CFO

CHRISTOPHER & BANKS CORPORATION

		By:	/s/ Michael J. Lyftogt
Name: Michael J. Lyftogt
Its: SVP & CFO

[Signature Page to Sixth Amendment to Amended and Restated Credit Agreement
dated as of June 29, 2011]

Schedule 5.12 to Credit and Security Agreement

PLANS

The following former employees are currently provided post-retirement medical and dental benefits:

William Prange

Ralph Neal

Maude Cook (Spouse of Nick Cook)